Exhibit 99.3

Hillenbrand, Inc.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Description of Transaction

On August 4, 2011, Hillenbrand, Inc. (“Hillenbrand,” “we,” and “our”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Rotex Holdings, LLC (“Seller”) and Rotex Global, LLC (“Rotex”), a wholly-owned subsidiary of seller, to acquire from the Seller all of the outstanding membership interests in Rotex for $240.0 million in cash, plus a preliminary closing cash estimate of $8.0 million, subject to certain post-closing adjustments.  The acquisition was completed on August 31, 2011, and was financed with existing cash on hand and $159.0 million of borrowings under our $400 million revolving credit facility.

The unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the acquisition of Rotex by Hillenbrand.  The Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical balance sheets of Hillenbrand and Rotex, giving effect to the acquisition as if it had occurred on June 30, 2011.  The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of Hillenbrand and Rotex giving effect to the acquisition as if it had occurred on October 1, 2009.  The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company.  The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined condensed financial information and:

•                  The historical audited financial statements of Hillenbrand included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and filed with the Securities and Exchange Commission (“SEC”) on November 23, 2010;

•                  The historical unaudited interim financial statements of Hillenbrand included in our quarterly report on Form 10-Q for the three and nine months ended June 30, 2011, and filed with the SEC on August 8, 2011;

•                  The historical audited consolidated statement of financial position of Rotex as of December 31, 2010, and the consolidated results of its operations and cash flows for the fiscal year ended December 31, 2010, attached as Exhibit 99.1 to the Form 8-K/A to which this unaudited pro forma combined condensed financial information is attached;

•                  The historical unaudited interim consolidated statements of financial position of Rotex as of June 30, 2011, and December 31, 2010, and the consolidated results of its operations and cash flows for the six months ended June 30, 2011 and 2010, attached as Exhibit 99.2 to the Form 8-K/A to which this unaudited pro forma combined condensed financial information is attached.

The historical information of Rotex for the nine months ended June 30, 2011, has been compiled using both the three months ended December 31, 2010, and the six months ended June 30, 2011. The historical information of Rotex for the year ended September 30, 2010, has been compiled using both the nine months ended September 30, 2010, and the three months ended December 31, 2009.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting.  The unaudited pro forma combined condensed financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized.  The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial information is presented for informational purposes only.  It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.  It also does not reflect any cost savings, operating synergies, or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies, and revenue enhancements, or to integrate the operations of Hillenbrand and Rotex.

Hillenbrand, Inc.

Unaudited Pro Forma Combined Condensed Balance Sheet

June 30, 2011

(in millions)

			Pro Forma		Pro Forma
	Hillenbrand	Rotex	Adjustments	Notes	Combined
ASSETS
Current Assets
Cash and cash equivalents	$198.3	$5.2	$(89.0)	(1)(2)	$114.5
Trade receivables, net	109.2	14.3	—		123.5
Inventories, net	75.6	8.1	1.8	(2)	85.5
Other current assets	45.4	2.8	—		48.2
Total current assets	428.5	30.4	(87.2)		371.7
Property, net	108.4	7.2	1.7	(2)	117.3
Goodwill	204.3	5.2	99.8	(2)	309.3
Other intangibles, net	221.6	40.8	78.0	(2)	340.4
Other assets	47.4	0.4	(0.4)	(2)	47.4
Total Assets	$1,010.2	$84.0	$91.9		$1,186.1

LIABILITIES
Current Liabilities		`
Trade accounts payable	$25.6	$3.3	$—		$28.9
Current portion of long-term debt	—	1.1	(1.1)	(2)	—
Accrued expenses	59.4	10.5	—		69.9
Other current liabilities	30.6	1.3	4.5	(3)	36.4
Total current liabilities	115.6	16.2	3.4		135.2
Long-term debt, net of current portion	272.5	26.7	132.3	(1)(2)	431.5
Accrued pension and postretirement healthcare	89.9	2.2	—		92.1
Deferred income taxes	34.0	—	—		34.0
Other long-term liabilities	33.9	1.2	(1.2)	(2)	33.9
Total Liabilities	545.9	46.3	134.5		726.7

SHAREHOLDERS’ EQUITY
Additional paid-in capital	313.4	—	—		313.4
Retained earnings	171.4	40.0	(44.9)	(2)(3)	166.5
Treasury stock, at cost	(13.4)	—	—		(13.4)
Accumulated other comprehensive income (loss)	(7.1)	(2.3)	2.3	(2)	(7.1)
Total Shareholders’ Equity	464.3	37.7	(42.6)		459.4
Total Liabilities and Shareholders’ Equity	$1,010.2	$84.0	$91.9		$1,186.1

See Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

Hillenbrand, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

Nine Months Ended June 30, 2011

(in millions, except per share amounts)

			Pro Forma		Pro Forma
	Hillenbrand	Rotex	Adjustments	Notes	Combined
Net revenues	$652.2	$71.7	$—		$723.9
Cost of goods sold	373.0	40.1	0.1	(4)	413.2
Gross profit	279.2	31.6	(0.1)		310.7
Operating expenses	154.4	16.0	2.3	(5)	172.7
Operating profit	124.8	15.6	(2.4)		138.0
Interest expense	(8.3)	(2.7)	2.0	(6)	(9.0)
Investment income and other	9.3	(0.1)	—		9.2
Income before income taxes	125.8	12.8	(0.4)		138.2
Income tax expense	43.2	0.8	3.4	(7)	47.4
Net income	$82.6	$12.0	$(3.8)		$90.8

Earnings per share-basic and diluted	$1.33				$1.46

Weighted average shares outstanding - basic and diluted	62.0				62.0

See Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

Hillenbrand, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

Twelve Months Ended September 30, 2010

(in millions, except per share amounts)

			Pro Forma		Pro Forma
	Hillenbrand	Rotex	Adjustments	Notes	Combined
Net revenues	$749.2	$72.5	$—		$821.7
Cost of goods sold	435.9	40.7	0.2	(4)	476.8
Gross profit	313.3	31.8	(0.2)		344.9
Operating expenses	175.4	18.1	3.1	(5)	196.6
Operating profit	137.9	13.7	(3.3)		148.3
Interest expense	(4.2)	(4.5)	3.5	(6)	(5.2)
Investment income and other	12.7	(0.4)	—		12.3
Income before income taxes	146.4	8.8	0.2		155.4
Income tax expense	54.1	1.0	2.1	(7)	57.2
Net income	$92.3	$7.8	$(1.9)		$98.2

Earnings per share-basic and diluted	$1.49				$1.59

Weighted average shares outstanding - basic and diluted	61.9				61.9

See Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL STATEMENTS

Note 1 — Financing for the Acquisition

These adjustments represent $159.0 million borrowed under our $400.0 million revolving credit facility on August 31, 2011, to fund the acquisition and related business acquisition costs.  We have classified the borrowings as long-term based upon our forecasted repayment of principal over the next 12 months.  We have assumed our borrowing under our revolving credit facility was at an annual interest rate of .625%, which was based on our actual interest rate as of June 30, 2011.

Note 2 — Preliminary Allocation of Cash Consideration

For the purpose of preparing the unaudited pro forma combined condensed financial information, certain of the assets acquired and liabilities assumed have been measured using preliminary fair values.  Accordingly, the fair values of the assets and liabilities are subject to change pending additional information that may become known to us.

The net adjustment of $78.0 million to other intangibles is to adjust the difference between the preliminary estimated fair value of $118.8 million and the historical amount of Rotex’s intangibles.

The preliminary assigned fair values are as follows:

•                  $82.1 million was assigned to customer relationships with an estimated average economic life of 20 years; and

•                  $7.4 million was assigned to technology with an estimated economic life of 10 years; and

•                  $3.3 million was assigned to backlog with an estimated life of less than 1 year; and

•                  $26.0 million was assigned to trade names which were determined to be of an indefinite economic life.

The determination of fair value for these assets was primarily based upon their expected after-tax discounted cash flows. The useful lives of the intangible assets are estimated based on the future economic benefit expected to be received from the assets.  A net adjustment of $99.8 million to goodwill has been recorded to reflect the excess of the purchase price over the fair value of the net assets acquired.

Inventories reflect an adjustment of $1.8 million to record the inventory at its estimated fair market value.  This amount is recorded in the June 30, 2011, Unaudited Pro Forma Combined Condensed Balance Sheet.  The inventory adjustment will temporarily impact our cost of sales after closing and is, therefore, considered non-recurring.  It is not included in the Unaudited Pro Forma Combined Condensed Statements of Income.

Property, net, reflects an adjustment of $1.7 million to record it at its estimated fair value.

The outstanding debt of Rotex of $27.8 million and related deferred finance costs of $0.4 million have been removed as the debt was repaid by Seller at closing.  The Seller also paid $1.2 million of deferred compensation liabilities included in other long-term liabilities prior to closing.

Rotex’s historical net equity balances of $37.7 million were eliminated.

The $89.0 million adjustment to cash and cash equivalents is the net of the payments to the Seller of the purchase price of $240.0 million plus $8.0 million paid for estimated closing date cash balances less the receipt of $159.0 of borrowings under our revolving credit facility.

Note 3 — Transaction Costs

This adjustment reflects $4.5 million of business acquisition costs incurred subsequent to June 30, 2011, related to the acquisition of Rotex.  These costs will be expensed in the period incurred and have not been considered in our Unaudited Pro Forma Combined Condensed Statement of Income as they are deemed non-recurring. These costs have been considered in the Unaudited Pro Forma

Combined Condensed Balance Sheet.

Note 4 — Depreciation Expense

As discussed in Note 2, we recorded a step-up in value of $1.7 million related to Rotex’s net property.  Approximately $0.1 million is related to step-up in non-depreciable land assets.  The remaining $1.6 million in depreciable assets have an average economic life of 7 to 39 years.  The estimated depreciation expense for the step-up in value of these acquired assets is approximately $0.1 million and $0.2 million using straight-line depreciation, and has been included in our cost of goods sold within the Unaudited Pro Forma Combined Condensed Statements of Income for the nine months ended June 30, 2011, and the fiscal year ended September 30, 2010.

Note 5 — Additional Intangible Asset Amortization

As discussed in Note 2, we have recorded $89.5 million of intangible assets related to the acquisition of Rotex that are subject to amortization.  The estimated amortization expense for these acquired intangible assets added approximately $2.3 million and $3.1 million of amortization expense for the nine months ended June 30, 2011, and the fiscal year ended September 30, 2010, using straight-line amortization. These amounts have been included in operating expenses within the Unaudited Pro Forma Combined Condensed Statements of Income for the nine months ended June 30, 2011, and fiscal year ended September 30, 2010.  These Unaudited Pro Forma Combined Condensed Statements of Income do not include amortization expense for the $3.3 million of backlog as it was considered non-recurring.

Note 6 — Interest Expense of Borrowings

As discussed, we borrowed $159.0 million under our revolving credit facility to fund the acquisition of Rotex and have assumed our borrowing was at an annual interest rate of .625% based on our actual interest rate as of June 30, 2011.  As such, we have included approximately $0.7 million and $1.0 million of interest expense in our Unaudited Pro Forma Combined Condensed Statements of Income for the nine months ended June 30, 2011, and fiscal year ended September 30, 2010. We have classified the borrowing as long term based upon the contractual terms of the agreement which expires in March 2013, although we may pay a portion of the debt within the next twelve months. In addition, we have removed interest expense of $2.7 million and $4.5 million for the nine months ended June 30, 2011, and the fiscal year ended September 30, 2010, related to the borrowings of Rotex during those periods.

As our interest rate under our revolving credit facility is not fixed, the actual rates of interest can change from those being assumed.  If the actual interest rate incurred when the debt was actually drawn were to increase or decrease by 1/8% from the rate we have assumed, pro forma interest expense could increase or decrease by $0.2 million per year.

Note 7 — Income Tax Expense Adjustments

A composite statutory rate of 34.0% has been applied to all pro forma adjustments to income and to the pro forma pre-tax income of Rotex in determining the pro forma combined results for the nine months ended June 30, 2011, and the fiscal year ended September 30, 2010.  The rate used is an estimate and does not take into account any possible future tax events that may occur for the combined company.  Income tax expense for Hillenbrand reflected in the Unaudited Pro Forma Combined Condensed Statements of Income is the amount reported in its previous filing with the SEC for the period indicated.